Exhibit 99.1



                                                         1400 Union Meeting Road
                                                         Blue Bell, PA 19422
                                                         Phone:  215-619-2700

Stockholder Contacts:
Stephen E. Markert, Jr. of C&D: 215-619-7835
Joseph Crivelli of Gregory FCA, for C&D: 610-642-8253 Ext. 23

                              For immediate release

              C&D TECHNOLOGIES NAMES NEW POWER ELECTRONICS DIVISION
                       VICE PRESIDENT AND GENERAL MANAGER

Blue Bell, PA--September 14, 2005--C&D Technologies, Inc. (NYSE: CHP), a leading global producer and marketer of electrical power storage and conversion products used in telecommunications and industrial applications, today announced that William Bachrach, Ph.D., has joined C&D as Vice President and General Manager, Power Electronics Division.

Dr. Bachrach spent over 10 years of his career at General Electric leading global business teams across a number of GE's industrial businesses, and was involved in the assessment and due diligence of strategic acquisitions for GE's financial business unit. He later led a global partnership between GE and Toshiba Corporation in Japan for GE's Energy Division. Dr. Bachrach left GE in 2000 to found a company called InphoMatch that is a global leader in the mobile messaging services industry. FORTUNE Magazine recently reported that this company has revenues of over $80,000,000 for the fiscal year ending March 31, 2005, following a merger to form the new Mobile 365 Corporation. Mobile 365 was also recently named to FORTUNE Magazine's list of `top 25 breakout companies for 2005.' Most recently Dr. Bachrach was the General Manager of Products and Manufacturing for a start-up company called WAY Systems, which is a leader in the mobile point of sale solutions industry with manufacturing operations in Asia.

Dr. Bachrach holds a BS in Engineering from Purdue University, a MS and PhD in Physics from Northwestern, and a Masters degree from the Sloan School of Management at MIT.

"Bill will make an excellent addition to the C&D leadership team," says Dr. Jeffrey Graves, President and Chief Executive Officer of the company. "He shares my passion for customer focus and execution, and has a tremendous track record of success in building high performance teams. Bill's global mindset and entrepreneurial spirit, combined with the world-class assets that C&D now possesses in power electronics, will enable our success in this highly competitive and fast paced industry."

Forward-looking Statements:

This press release may contain forward-looking statements (within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934), which are based on management's current expectations and are subject to uncertainties and changes in circumstances. Words and expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Factors that appear with the forward-looking statements, or in the company's Securities and Exchange Commission filings (including without limitation the company's annual report on Form 10-K for the fiscal year ended January 31, 2005, or the quarterly and current reports filed on Form 10-Q and Form 8-K thereafter), could cause the company's actual results to differ materially from those expressed in any forward-looking statements made herein.